INTERWEST HOME MEDICAL, INC.
                            STOCK OPTION AGREEMENT

      This Agreement is entered into this 13th day of December, 1999, by and between Interwest Home Medical, Inc., a Utah corporation ("Corporation") and Jerald L. Nelson (the " Director").

                                   Recitals

      WHEREAS, Director is a non-employee director of the Corporation; and

      WHEREAS, the Corporation has previously granted Director stock options under the Corporation's 1995 Non-Employee Director Stock Option Plan; and

      WHEREAS, the Board of Directors has determined that in lieu of granting the Corporation's non-employee directors additional options under the 1995 Non-Employee Director Stock Option Plan, it would be in the best interests of the Corporation to grant its non-employee directors the grant of option provided for in this Stock Option Agreement; and

      WHEREAS, the purpose of granting this option to Director is to promote the success of the Corporation and to advance the interests of the Corporation by providing an additional means, through the grant of this stock option, to motivate, retain and reward Director with an incentive for high levels of individual performance and improved financial performance of the Corporation; and

      WHEREAS, the Board of Directors has granted the option provided for herein in accordance with Rule 16b-3(d)(i) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"); and

      WHEREAS, the grant of the option provided for herein, and the exercise of such options, shall be exempt from Section 16(b) of the Act;

      NOW THEREFORE, it Is agreed as follows:

                                   Agreement

      1. Grant of Option. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to the Director, the option ("Option") to purchase from the Corporation up to an aggregate of 40,000 Shares ("Option Shares"), from time to time, at a price of $3.00 per Share ("Exercise Price"). The Option shall vest in three installments each of which shall entitle the Director to Option Shares. This Option shall vest as follows:


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            Vesting Date                   Number of Shares
           -----------------              -------------------
            March 31, 2001                       13,333
            March 31, 2002                       13,333
            March 31, 2003                       13,334

      2. NSO. The Option, granted hereunder shall be deemed to be a Non-Statutory Stock Option ("NSO'"). The Option may be exercised only to the extent it has vested. The Option may be exercised only to the extent it has vested.

      3. Exercise of Option. The Option granted herein expires on December 12, 2009 and must be exercised, if at all, on or before December 12, 2009.

            3.1. Manner of Exercise. This Option may be exercised in whole or in part by delivery to the Corporation, from time to time, of a written notice signed by the Director, specifying the number of Option Shares that the Director then desires to purchase, together with: (i) cash, certified check, or bank draft payable to the order of the Corporation or (ii) other form of payment acceptable to the Board of Directors, for an amount equal to the Exercise Price of such Shares. Director may make payment of all or a portion of the Exercise Price in installments and in such event, the Director shall deliver a promissory note, in form satisfactory to the Board of Directors, for the deferred portion of the exercise price secured by a pledge, also in form satisfactory to the Board of Directors, of the Shares purchased by such exercise of the Option. The Director may pay all or a portion of the Exercise Price, and/or the tax withholding liability with respect to the exercise of the Option either by surrendering shares of stock already owned by Director or by withholding Option Shares, provided that the Board determines that the fair market value of such surrendered stock or withheld Option Shares is equal to the corresponding portion of such Exercise Price and/or tax withholding liability, as the case may be, to be paid for therewith.

            3.2. Certificates. Promptly after any exercise in whole or in part of the Option by the Director, the Corporation shall deliver to the Director a certificate or certificates for the number of Option Shares with respect to which the Option was so exercised, registered in the Director's name.

      4. Restriction on Transferability. This Option is not transferable by the Director otherwise than by testamentary will or the laws of descent and distribution and, during the Director's lifetime, may be exercised only by the Director or the Director's guardian or legal representative. Except as permitted by the preceding sentence, neither this Option nor any of the rights and privileges conferred thereby shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right, or privilege shall be subject to execution, attachment, or similar process. Upon any attempt to transfer this Option, or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such option,

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right,  or  privilege,  this  Option and any such  rights and  privileges  shall immediately become null and void.

      5. Exercise in Event of Death or Disability. Whenever the word "Director" is used in any provision of this Agreement under circumstances when the provision should logically be construed to apply to the Director's guardian, legal representative, executor, administrator, or the person or persons to whom the Option may be transferred by testamentary will or by the laws of descent and distribution, the word "Director" shall be deemed to include such person or persons.

      6. No Rights As Shareholder Prior To Exercise. The Director shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation, either at law or equity. The rights of the Director are limited to those expressed in this Option and are not enforceable against the Corporation except to the extent set forth herein.

      7. Registration of Option Shares. The Option Shares have not been registered with the Securities and Exchange Commission. The Company shall use its best efforts to register the Options Shares on Form S-8 with the Securities and Exchange Commission as soon as practical.

      8. Anti-Dilution Provisions. The number and kind of Shares purchasable upon the exercise of this Option and the exercise price shall be subject to adjustment from time to time as follows:

            8.1. In case the Corporation shall (i) pay a dividend or make a distribution on the outstanding Shares payable in Shares, (ii) subdivide the outstanding Shares into a greater number of Shares, (iii) combine the outstanding Shares into a lesser number of Shares, or (iv) issue by reclassification of the Shares any Shares of the Corporation, the Director shall thereafter be entitled, upon exercise, to receive the number and kind of shares which, if this Option had been exercised immediately prior to the happening of such event, the Director would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification.

            8.2. In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, the Director shall thereafter be entitled, upon exercise, to receive the kind and amount of shares, other securities, cash, and property receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of Shares which might have been purchased upon exercise of this Option immediately prior to such consolidation, merger, sale, or conveyance, and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation, in any contracts of sale and conveyance, or otherwise so that, so far as appropriate and as nearly

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as reasonably  may be, the provisions set forth herein for the protection of the rights of the Director shall thereafter be made applicable.

            8.3. Whenever the number of Shares purchasable upon exercise of this Option is adjusted pursuant to this Section, the exercise price per Share shall be adjusted simultaneously by multiplying that exercise price per Share in effect immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares purchasable upon exercise of this Option immediately prior to such adjustment, and of which the denominator shall be the number of Shares so purchasable immediately after such adjustment, so that the aggregate exercise price of this Option remains the same.

            8.4. The existence of the Option shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustments, recapitalization, reorganization, or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred shares with rights greater than or affecting the Shares, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

      9. Termination of Status as Director. If Director's services as a member of the Board of Directors terminate by reason of death, disability or voluntary resignation from the Board, the Option granted hereby shall immediately become exercisable and shall remain exercisable for two years after the date of such termination. If Director's services as a member of the Board of Directors terminate for any other reason, any portion of an Option granted pursuant to this Plan which is not then exercisable, shall terminate and any portion of such Option which is then exercisable may be exercised within a period of one year after the date of such termination.

      10. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at its principal placement of business and to Director at his residence.

      11.  Miscellaneous

     11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

            11.2. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.


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     . 11.3. Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

     11.4. Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

            11.5. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday. In the event that the last day of any period falls on a Saturday, Sunday or legal holiday, such period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

            11.6. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

            11.7. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

            11.8. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

            11.9. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

            11.10. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

     11.11. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this

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Agreement,  or the  application  of such  provision to persons or  circumstances other than those as to which it is held invalid, shall not be affected thereby.

            11.12. Representation by Counsel. The Director represents that he/she has been advised that he is not being represented in this transaction by the corporation's attorneys and that the Director has been advised to seek separate legal counsel for advice in this matter.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above-written.

Interwest Home Medical, Inc.              Director


By /s/ James E. Robinson                  /s/ Jerald L. Nelson
-----------------------------------      -----------------------------
  James E. Robinson, President                Jerald L. Nelson

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